Exhibit 16



July 22, 2002

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

I was previously principal accountant for ICT Technologies, Inc. and, under the date of April 9, 2002, I reported on the consolidated financial statements of ICT Technologies, Inc. as of December 31, 2001 and for the years ended December 31, 2000 and 2001. On today, we resigned as principal accountants. We have read ICT Technologies, Inc.'s statements included under Item 4(a) of its Form 8-K dated July 26, 2002, and we agree with such statements, except that we are not in a position to agree or disagree with ICT Technologies, Inc.'s statement that the decision to change accountants was approved by its Board of Directors.

Very truly yours,



/s/ Thomas P. Monahan
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THOMAS P. MONAHAN